EXHIBIT 21


       Illinois Central Railroad Company
        Subsidiaries of the Registrant
          as of December 31, 1993

Name                         Place of Incorporation
- ----                         ----------------------

Subsidiaries included in
the financial statements,
which are 100% owned:

Chicago Intermodal Railroad          Delaware
Kensington and Eastern Railroad      Illinois
Mississippi Valley Corporation       Delaware
Waterloo Railroad Company            Delaware